Exhibit 3.9
AGREEMENT OF LIMITED PARTNERSHIP OF
ABILENE LANDFILL TX, LP
     This Agreement of Limited Partnership is entered into as of December 12, 2001, by and between ALLIED WASTE LANDFILL HOLDINGS, INC., a Delaware corporation, as the General Partner, and BFI WASTE SYSTEMS OF NORTH AMERICA, INC., a Delaware corporation, as the Limited Partner, on the following terms and conditions:
     SECTION 1. DEFINITIONS; THE PARTNERSHIP
     1.1 Definitions. Capitalized words and phrases used in this Agreement shall have the meanings set forth in Section 12 hereof.
     1.2 Formation. The Partners hereby form the Partnership as a limited partnership pursuant to the provisions of the Act and upon the terms and conditions set forth in this Agreement.
     1.3 Name. The name of the Partnership is Abilene Landfill TX, LP. The General Partner may change the name of the Partnership upon written notice to the Limited Partners.
     1.4 Purposes. The purpose of the Partnership is primarily to engage in and conduct the business of owning and operating landfills, and to engage in any other activity permitted under Delaware law and the laws of any jurisdiction in which the Partnership may do business.
     1.5 Office. The registered office of the Partnership within the State of Delaware shall be Corporation Trust Center, 1209 Orange Street, Wilmington, County of New Castle. The registered office may be changed to any other place within the State of Delaware by the General Partner, upon written notice to the Limited Partner. The Partnership may maintain a registered office in any state within which it does business at any location approved by the General Partner.
     1.6 Registered Agent for Service of Process. The name and address of the registered agent for service of legal process on the Partnership in Delaware are The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware. The agent for service of legal process may be changed by the General Partner upon written notice to the Limited Partners.
     1.7 Term. The term of the Partnership shall commence on the date the General Partner files a Certificate of Limited Partnership in Delaware, and shall continue in perpetuity until the Partnership is dissolved as set forth in this Agreement or pursuant to the Act.
     1.8 Filings. The General Partner shall promptly file a Certificate of Limited Partnership with the Delaware Secretary of State in accordance with the provisions of the Act. The Partners shall take any and all other actions, and shall execute and file such amendments to this Agreement or to the certificate of limited partnership as are reasonably necessary to perfect and maintain the status of the Partnership as a limited partnership under the laws of the State of Delaware.

     SECTION 2. PARTNERS; CAPITAL CONTRIBUTIONS; LOANS
     2.1 Partners. The name, address and Percentage Interest of each Partner are set forth on Exhibit A to this Agreement.
     2.2 Contributions of Partners. The Partners shall contribute to the Partnership the cash or other assets set forth in Exhibit A to this Agreement. In conjunction with such contributions, each Partner shall receive a credit to its Capital Account equal to its Capital Contribution and a Percentage Interest in the Partnership as set forth on Exhibit A. No Partner shall be obligated to make additional Capital Contributions to the Partnership, except upon the unanimous written consent of the Partners.
     2.3 Limitations Pertaining to Capital Contributions.
          (a) Return of Capital. Except as otherwise provided in this Agreement, no Partner shall withdraw any Capital Contributions or any money or other property from the Partnership without the written consent of the other Partners. Under circumstances requiring a return of any Capital Contributions, no Partner shall have the right to receive property other than cash, unless otherwise specifically agreed in writing by the Partners at the time of such distribution.
          (b) Liability of Partners. No Limited Partner shall be liable for the debts, liabilities, contracts or any other obligations of the Partnership. Except as agreed upon by the Partners, and except as otherwise provided by the Act or by any other applicable state law, no Partner shall be required to make any other Capital Contributions or to loan any funds to the Partnership. No Partner shall have any personal liability for the repayment of its Capital Contributions or loans of any other Partner.
          (c) No Third Party Rights. Nothing contained in this Agreement is intended or will be deemed to benefit any creditor of the Partnership, and no creditor of the Partnership will be entitled to require any Partner to solicit or demand Capital Contributions from any other Partner.
          (d) Withdrawal. Except as provided in Section 8 hereof, no Partner may voluntarily or involuntarily withdraw from the Partnership or terminate its interest therein without the prior written consent of the other Partners. Any Partner who withdraws from the Partnership in breach of this Section 2.3(d):
               (i) shall be treated as an assignee of a Partner’s interest, as provided in the Act;
               (ii) shall have no right to participate in the business and affairs of the Partnership or to exercise any rights of a Partner under this Agreement or the Act; and
               (iii) shall continue to share in distributions and allocations from the Partnership, on the same basis as if the Partner had not withdrawn, provided that any damages to the Partnership as a result of such withdrawal shall be offset against amounts that would otherwise be distributed to such Partner.

     2.4 Partner Loans. Upon the approval of the General Partner, any Partner may make loans to the Partnership, which shall bear interest and be repaid on such reasonable terms and conditions as may be approved by the General Partner. No Partner shall be required to make a loan to the Partnership unless such Partner has agreed to make such loan.
     SECTION 3. DISTRIBUTIONS; ALLOCATIONS
     3.1 Net Cash Flow. Except as otherwise provided in Section 10 hereof, Net Cash Flow, if any, shall be distributed to the Partners in proportion to their Percentage Interests at such times as may be determined by the General Partner.
     3.2 Allocations of Profits and Losses. Unless otherwise required by Code Sections 704(b), 704(c), or Treasury Regulations promulgated thereunder, all Profits, Losses, and items thereof for each fiscal year of the Partnership shall be allocated to the Partners in proportion to their Percentage Interests.
     3.3 Capital Accounts. A Capital Account shall be maintained for each Partner in accordance with the Regulations under uniform policies approved by the General Partner, upon the advice of the Partnership’s tax accountants or attorneys.
     SECTION 4. LOANS
     Any Partner may loan funds to the Partnership on such terms and conditions as are agreed upon by the lending Partner and the General Partner. No Partner shall receive any credit to its Capital Account for any loans made by it or any of its affiliates to the Partnership.
     SECTION 5. MANAGEMENT
     5.1 Authority of the General Partner. The General Partner shall have the sole and exclusive right to manage the affairs of the Partnership and shall have all of the rights and powers that may be possessed by general partners under the Act. If two or more Persons are serving as General Partners, decisions regarding the management of the Partnership and its business and affairs shall be made by the consent of a majority in number of the General Partners then serving. The rights and powers that the General Partner may exercise include, but are not limited to, the following:
          (a) invest and reinvest Partnership funds for the purposes set forth in Section 1.4, in any manner deemed advisable by the General Partner;
          (b) hold, manage, maintain, improve, repair, alter, mortgage, finance, pledge, encumber and otherwise deal with Partnership property;
          (c) execute any and all agreements, contracts, documents, certificates and instruments necessary or convenient in connection with the Partnership’s business;
          (d) make loans, sell, exchange, assign, transfer or otherwise dispose of any Partnership property;

          (e) borrow money and issue evidences of indebtedness necessary, convenient or incidental to the accomplishment of the purposes of the Partnership, and secure the same by mortgage, pledge or other lien on any Partnership property;
          (f) prepay in whole or in part, refinance, recast, increase, modify or extend any liabilities affecting the Partnership’s property and in connection therewith execute any extensions or renewals of encumbrances on any or all of the Partnership’s property;
          (g) make any and all elections for federal, state and local tax purposes;
          (h) take, or refrain from taking, all actions not expressly proscribed or limited by this Agreement as may be necessary or appropriate to accomplish the purposes of the Partnership; and
          (i) engage in any kind of activity and perform and carry out contracts of any kind necessary or incidental to, or in connection with, the accomplishment of the purposes of the Partnership, as may be lawfully carried on or performed by a partnership under the laws of each state in which the Partnership is then formed or qualified.
     5.2 Right to Rely on General Partner. Any Person dealing with the Partnership may rely upon a certificate signed by the General Partner as to:
          (a) the identity of the General Partners or Limited Partners;
          (b) the existence or nonexistence of any fact or facts that constitute a condition precedent to acts by the General Partner or that are in any other manner germane to the affairs of the Partnership;
          (c) the Persons who are authorized to execute and deliver any instrument or document of the Partnership; or
          (d) any act or failure to act by the Partnership or any other matter whatsoever involving the Partnership or any Partner.
     5.3 Delegation of Authority. The General Partner may designate one or more Persons as officers of the Partnership. The officers shall have the authority to act for and bind the Partnership to the extent of the authority granted to them by the General Partner on behalf of the Partnership. The officers of the Partnership may include a president, vice presidents, a secretary, a treasurer, and such other officers as the General Partner deems appropriate. The officers of the Partnership will be entitled to such compensation for their services as the General Partner may reasonably determine from time to time.
     5.4 Communications. The General Partner shall promptly advise and inform each of the Partners of any transaction, notice, event or proposal directly relating to the management and operation of the Partnership or to its assets that does or could materially affect, either adversely or favorably, the Partnership, its business or its assets.

     5.5 Indemnification. The Partnership, its receiver or its trustee shall defend, indemnify and save harmless the Partners and their officers and directors (the “Indemnified Parties”) from and against all losses, claims, costs, liabilities and damages incurred by them by reason of any act performed or omitted to be performed by them in connection with the business of the Partnership, including attorneys’ fees incurred by them in connection with the defense of any action based on any such act or omission; provided, however, no Indemnified Party shall be indemnified from any liability for fraud, bad faith, willful misconduct or gross negligence.
     SECTION 6. BOOKS AND RECORDS
     6.1 Books and Records. The Partnership shall maintain and preserve at its office all accounts, books and other relevant Partnership documents. Each Partner shall have the right, during ordinary business hours, to inspect and copy such Partnership documents.
     6.2 Tax Matters. The General Partner is hereby appointed on behalf of the Partnership as the “tax matters partner” under the Code.
     SECTION 7. AMENDMENTS
     Except as provided in the next sentence, this Agreement may be amended only by a written instrument signed by all of the Partners. This Agreement may be amended by the General Partner, without the consent of any other Partner, to effect changes of a ministerial nature that do not materially adversely affect the rights of the Partners, including, but not limited to, amendments to Exhibit A to reflect the admission of additional or Substituted Partners to the Partnership.
     SECTION 8. TRANSFER OF PARTNERSHIP INTERESTS
     8.1 General. No Partner shall sell, assign, pledge, hypothecate, encumber or otherwise voluntarily transfer by any means whatever (“Transfer”) all or any portion of its interest in the Partnership without the prior written consent of the General Partner and Limited Partners holding a simple majority of the Percentage Interests held by all of the non-Transferring Limited Partners. A transferee of a Partner’s interest in the Partnership will be admitted as a Substituted Limited Partner only pursuant to Section 8.3 hereof. Any purported Transfer that does not comply with the provisions of this Section 8 shall be void and shall not cause or constitute a dissolution of the Partnership.
     8.2 Assignee of Partner’s Interest. If, pursuant to a Transfer of an interest in the Partnership by operation of law and without violation of Section 8 hereof (or pursuant to a Transfer that the Partnership is required to recognize notwithstanding any contrary provisions of this Agreement), a Person acquires an interest in the Partnership, but is not admitted as a Substituted Limited Partner pursuant to Section 8.3 hereof, such Person:
          (a) shall be treated as an assignee of a Partner’s interest, as provided in the Act;
          (b) shall have no right to participate in the business and affairs of the Partnership or to exercise any rights of a Partner under this Agreement or the Act; and

          (c) shall share in distributions and allocations from the Partnership with respect to the transferred interest, on the same basis as the transferring Partner.
     8.3 Substituted Limited Partners. No Person taking or acquiring, by whatever means, the interest of any Partner in the Partnership shall be admitted as a Substituted Limited Partner in the Partnership (a “Substituted Limited Partner”) without the written consent of the General Partner, which consent may be withheld or granted in the sole and absolute discretion of the General Partner.
     SECTION 9. GENERAL PARTNERS
     9.1 Cessation. A Person shall cease to be a General Partner upon the transfer of its entire interest in the Partnership or upon any event of withdrawal set forth in the Act. Upon the occurrence of any such event of withdrawal, such Person or its transferee shall have the right to receive distributions and allocations with respect to its Partnership interest, shall be treated as the transferee of a Limited Partner, and shall have the right to become a Substituted Limited Partner upon the unanimous written consent of the Limited Partners.
     9.2 Right of Remaining General Partners to Continue Partnership. If any Person ceases to be a General Partner pursuant to Section 9.1 hereof, the remaining General Partners, if any, shall have the right and the power to continue the Partnership and its business without dissolution.
     9.3 Election of New General Partner. In the event any Person ceases to be a General Partner pursuant to Section 9.1 hereof, and as a consequence thereof the Partnership has no General Partner, any Limited Partner may nominate one or more Persons for election as General Partner, which Person or Persons shall have the right and the power to continue the Partnership and its business without dissolution. The election of a new General Partner shall require the unanimous written consent of the Limited Partners.
     SECTION 10. DISSOLUTION AND WINDING UP
     10.1 Dissolution. The Partnership shall dissolve upon the first to occur of any of the following events:
          (a) The sale of all or substantially all of the Partnership’s assets and the collection of the proceeds of such sale;
          (b) The unanimous election by the Partners to dissolve the Partnership;
          (c) The failure of the remaining General Partners, if any, to continue the Partnership and its business without dissolution pursuant to Section 9.2 hereof in the event any Person ceases to be a General Partner pursuant to Section 9.1 hereof; or
          (d) The failure by the Limited Partners to elect a new General Partner or General Partners pursuant to Section 9.3 hereof, in the event all of the General Partners cease to be General Partners pursuant to Section 9.1 hereof and no Person named as a successor General Partner in Section 9.3 hereof is then serving as the General Partner.

     10.2 Winding Up. Upon a dissolution of the Partnership, the General Partner (or court-appointed trustee if there be no General Partner) shall take full account of the Partnership’s liabilities and Partnership’s property, and the Partnership’s property shall be liquidated as promptly as is consistent with obtaining the fair value thereof. During the period of liquidation, the business and affairs of the Partnership shall continue to be governed by the provisions of this Agreement. The proceeds from liquidation of the Partnership’s property, to the extent sufficient therefor, shall be applied and distributed in the following order:
          (a) To the payment and discharge of all of the Partnership’s debts and liabilities (other than those to the Partners), including the establishment of any necessary reserves;
          (b) To the payment of any debts and liabilities to the Partners; and
          (c) To the Partners in accordance with Section 3.1.
Notwithstanding anything in Section 3 hereof to the contrary, any Profits, Losses and items thereof of the Partnership for the taxable year in which the liquidation of the Partnership occurs shall be allocated among the Partners so as to adjust the Capital Accounts of the Partners as closely as possible to distributions of such liquidation proceeds pursuant to the priorities set forth in this Section 10.
     10.3 Certificate of Cancellation. When all debts, liabilities and obligations of the Partnership have been paid and discharged or adequate provisions have been made therefor and all of the remaining property and assets of the Partnership have been distributed to the Partners, a certificate of cancellation shall be executed and filed by the General Partner with the Delaware Secretary of State.
     SECTION 11. MISCELLANEOUS
     11.1 Notices. Any notice, payment, demand, or communication required or permitted to be given by any provision of this Agreement shall be in writing and shall be delivered personally to the Person to whom the same is directed, or sent by facsimile transmission, or by registered or certified mail, return receipt requested, addressed as follows: if to the Partnership, to the Partnership at the address set forth in Section 1.6 hereof, or to such other address as the Partnership may from time to time specify by notice to the Partners in accordance with this Section 11.1, or, if to a Partner, to such Partner at the address for such Partner set forth on Exhibit A to this Agreement, or to such other address as the Partner may from time to time specify by notice to the Partnership and the other Partners in accordance with this Section 11.1. Any such notice shall be effective upon actual receipt thereof.
     11.2 Binding Effect. Except as otherwise provided in this Agreement, every covenant, term, and provision of this Agreement shall be binding upon and inure to the benefit of the Partners and their respective heirs, legatees, legal representatives, successors, transferees and assigns; provided that this Section 11.2 shall not be deemed (a) to authorize any Transfer not otherwise permitted under this Agreement, (b) to confer upon the assignee of a Partner’s interest any rights not specifically granted under this Agreement, or (c) to supersede or modify in any manner any provision of Section 8 hereof.

     11.3 Construction. Every covenant, term and provision of this Agreement shall be construed simply according to its fair meaning and not strictly for or against any Partner.
     11.4 Headings. Section and other headings contained in this Agreement are for reference purposes only and are not intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof.
     11.5 Severability. Every provision of this Agreement is intended to be severable. If any term or provision hereof is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity or legality of the remainder of this Agreement.
     11.6 Additional Documents. Each Partner, upon the request of the General Partner, agrees to perform all further acts and execute, acknowledge and deliver any documents that may be reasonably necessary or appropriate to carry out the provisions of this Agreement.
     11.7 Variation of Pronouns. All pronouns and any variations thereof shall be deemed to refer to masculine, feminine or neuter, singular or plural, as the identity of the Person or Persons may require.
     11.8 Delaware Law. The laws of the State of Delaware shall govern the validity of this Agreement, the construction of its terms and the interpretation of the rights and duties of the Partners.
     11.9 Waiver of Action for Partition. Each of the Partners irrevocably waives any right that such Partner may have to maintain any action for partition with respect to any of the Partnership’s property.
     11.10 Counterpart Execution. This Agreement may be executed in any number of counterparts with the same effect as if all of the Partners had signed the same document. All counterparts shall be construed together and shall constitute one agreement.
     11.11 Sole and Absolute Discretion. Except as otherwise provided in this Agreement, all actions that the General Partner may take and all determinations that the General Partner may make pursuant to this Agreement may be taken and made at the sole and absolute discretion of the General Partner.
     SECTION 12. DEFINITIONS
     12.1 “Act” means the Delaware Revised Uniform Limited Partnership Act, as set forth in Del. Code Ann.Tit. 6, Sections 17-101 et seq., as amended from time to time (or any corresponding provisions of succeeding law).
     12.2 “Agreement” means this Agreement of Limited Partnership, as amended from time to time. Words such as “herein,” “hereinafter,” “hereof,” “hereto” and “hereunder” refer to this Agreement as a whole, unless the context otherwise requires.
     12.3 “Capital Account” means the capital account maintained for each Partner in accordance with Section 3.4 hereof.

     12.4 “Capital Contribution” means, with respect to any Partner, the amount of money and the net fair market value of property (other than money) contributed to the Partnership by such Partner.
     12.5 “Code” means the Internal Revenue Code of 1986, as amended from time to time (or any corresponding provisions of succeeding law).
     12.6 “General Partner” means any Person who (a) is referred to as such in the first paragraph of this Agreement and whose name is set forth on Exhibit A to this Agreement as a General Partner, or who has become a General Partner pursuant to the terms of this Agreement, and (b) has not ceased to be a General Partner pursuant to the terms of this Agreement. “General Partners” means all such Persons.
     12.7 “Limited Partner” means any Person whose name is referred to as such in the first paragraph of this Agreement and whose name is set forth on Exhibit A to this Agreement as a Limited Partner or who has been admitted as a Substituted Limited Partner pursuant to the terms of this Agreement. “Limited Partners” means all such Persons.
     12.8 “Net Cash Flow” means the gross cash proceeds to the Partnership from all sources, less the portion thereof used to pay or establish reserves for Partnership expenses, debt payments (including payments on loans from Partners), capital improvements, replacements and contingencies, all as reasonably determined by the General Partner.
     12.9 “Partners” means the General Partners and the Limited Partners, where no distinction is required by the context in which the term is used herein. “Partner” means any one of the Partners.
     12.10 “Partnership” means the partnership formed pursuant to this Agreement and any partnership continuing the business of this Partnership in the event of dissolution as herein provided.
     12.11 “Percentage Interest” means, with respect to each Partner, a Partner’s interest, expressed as a percentage in Profits, Losses, and distributions of the Partnership as provided for in this Agreement. The Partners’ Percentage Interests are set forth opposite their names on Exhibit A hereto.
     12.12 “Person” means any individual, partnership, corporation, limited liability company, trust, or other entity.
     12.13 “Profits” and “Losses” means, for each fiscal year or other period, an amount equal to the Partnership’s taxable income or loss for such year or period, determined in accordance with Code Section 703(a), reduced by any items of income or gain subject to special allocation pursuant to this Agreement, and otherwise adjusted to comply with the Regulations.
     12.14 “Regulations” means the Income Tax Regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

     12.15 “Substituted Limited Partner” has the meaning given that term in Section 8.3.
     12.16 “Transfer” has the meaning given that term in Section 8.1 hereof.
     IN WITNESS WHEREOF, the parties have entered into this Agreement as of the date first above written.

GENERAL PARTNER:		LIMITED PARTNER:
Allied Waste Landfill Holdings, Inc.,		BFI Waste Systems of North America, Inc.,
a Delaware corporation		a Delaware corporation

By:	/s/ Jo Lynn White	By:	/s/ Jo Lynn White
Name:	Jo Lynn White	Name:	Jo Lynn White
Its:	Secretary	Its:	Secretary

EXHIBIT A

	Initial Capital	Percentage
Name and Addresses of Partners	Contribution	Interest
General Partner:	$10.00	1%
Allied Waste Landfill Holdings, Inc.
15880 North Greenway Hayden Loop
Suite 100
Scottsdale, Arizona 85260

Limited Partner:	$990.00	99%
BFI Waste Systems of North America, Inc.
15880 North Greenway Hayden Loop
Suite 100
Scottsdale, Arizona 85260

FIRST AMENDMENT TO AGREEMENT OF LIMITED PARTNERSHIP
ABILENE LANDFILL TX, LP
     This First Amendment to Limited Partnership Agreement of Abilene TX, LP (the “First Amendment”) is entered into effective as of December 31, 2001 by and between Allied Waste Landfill Holdings, Inc., a Delaware corporation, as the General Partner (“AWLH”), and Allied Waste Systems Holdings, Inc., a Delaware corporation, as the Limited Partner (“AWSH”) (collectively, the “Partners”).
RECITALS
     A. Abilene Landfill TX, LP (the “Limited Partnership”) was formed as a Delaware limited partnership pursuant to that certain Certificate of Limited Partnership filed with the Delaware Secretary of State on December 12, 2001, and the related Agreement of Limited Partnership of Abilene Landfill TX, LP, dated as of December 12, 2001 (the “Agreement”) between AWLH and BFI Waste Systems of North America, Inc., a Delaware corporation (“BFINA”). Unless specifically defined herein, capitalized terms appearing in this First Amendment shall have the meanings given those terms in the Agreement.
     B. Pursuant to an intra-company transfer, BFINA transferred its interest in the Partnership to AWSH.
     C. The Partners desire to acknowledge the admission of AWSH as a substituted limited partner of the Partnership, on the terms and conditions set forth in this First Amendment.
AGREEMENTS
     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
     1. Consent to Assignment. Pursuant to Section 8 of the Agreement, AWLH hereby consents to (a) the transfer described in Recital B above of BFINA’s interest in the Partnership to AWSH and (b) the admission of AWSH as a substituted limited partner.
     2. Acceptance. AWSH hereby acknowledges the assumption of all of BFINA’s responsibilities and obligations as a Limited Partner in the Partnership, and agrees to be bound by the provisions of the Agreement.
     3. Amendment of Agreement. Exhibit A to the Agreement is amended in its entirety to read as set forth on Exhibit A attached hereto.

     4. Continuing Effect. Except as modified or amended by this First Amendment, all terms and provisions of the Agreement shall remain in full force and effect.
IN WITNESS WHEREOF, the parties hereto have executed this First Amendment as of the date first above written.

Allied Waste Landfill Holdings, Inc., a Delaware corporation General Partner
By:	/s/ Jo Lynn White
Jo Lynn White, Secretary

Allied Waste Systems Holdings, Inc. a Delaware corporation Limited Partner
By:	/s/ Jo Lynn White
Jo Lynn White, Secretary

EXHIBIT A

Percentage
Names and Addresses of Partners	Interest
Allied Waste Systems Holdings, Inc.	99%
15880 N. Greenway Hayden Loop
Suite 100
Scottsdale, Arizona 85260

Allied Waste Landfill Holdings, Inc.	1%
15880 N. Greenway Hayden Loop
Suite 100
Scottsdale, Arizona 85260

TOTAL	100%